                                                                    EXHIBIT 99.1


     RETAIL VENTURES, INC. ANNOUNCES INCREASE IN REVOLVING CREDIT FACILITY
                  AND PROVIDES PRELIMINARY FISCAL 2004 RESULTS


COLUMBUS, Ohio, March 15/PRNewswire-FirstCall/ - - Retail Ventures, Inc. (NYSE:
RVI) (the "Company"), together with its principal subsidiaries, announced today it has increased the ceiling under its revolving credit facility to $425 million. The increase of $75 million to the revolving credit facility agented by National City Business Credit, Inc., Fleet Retail Group, Inc., Wells Fargo Retail Finance II, LLC, The CIT Group/Business Credit, Inc., and General Electric Capital Corporation, was accomplished by amendment under substantially the same terms to the existing revolving credit agreement which expires in June 2006.

Jim McGrady, Chief Financial Officer, said, "We are pleased with the confidence the bank group has demonstrated in the fundamentals of the Company and prospects for the future as we move forward with our 2005 agenda. The action taken to increase the revolving credit facility represents another step in providing flexibility for our operations as we work to generate solid and consistent returns for our shareholders."

"We are also at this time providing a preliminary estimate of our fiscal 2004 results," McGrady continued.

The Company's preliminary, unaudited consolidated financial results for the quarter ended January 29, 2005 was a net loss of $19.4 million, or $0.57 per share on a diluted basis, compared to net income of $11.5 million, or $0.25 per share on a diluted basis, for the same period in fiscal 2003. For the fiscal year ended January 29, 2005, the Company's preliminary, unaudited loss was $20.7 million, or $0.61 per diluted share, compared to a net loss of $4.4 million, or $0.13 per share on a diluted basis, for the prior year.

For the 2004 fiscal year, the estimated loss includes items that the Company believes are not directly related to its ongoing operations. Therefore, the Company is providing supplemental adjusted results that exclude these items. These Non-GAAP financial measures should facilitate analysis by investors and others who follow the Company's financial performance. The items, presented net of tax, are: (1) severance accruals of $8.3 million recorded in the fourth quarter of 2004 attributable to executives no longer with the Company and a workforce reduction in the Value City and services operations, (2) the non-cash write-off of the goodwill for Filene's Basement, Inc. of $6.8 million in the fourth quarter of 2004, (3) store closing costs of $0.9 million recorded in the fourth quarter of 2004 for two underperforming Value City stores, and (4) impairment of furniture and fixtures of $0.6 million recorded in the fourth quarter and an additional $0.4 million impairment recorded earlier in 2004. Excluding these items, on a Non-GAAP basis, the estimated net loss for the fourth quarter was $2.8 million, or $0.08 per share on a diluted basis, and for fiscal year 2004 the estimated net loss was $3.7 million, or $0.11 per share on a diluted basis. Net sales for the thirteen-week period ended January 29, 2005 increased $41.5 million to $761.9 million from $720.4 million for the quarter ended January 31, 2004, a 5.8% increase over the prior year's thirteen-week period. The Company's comparable store sales for the thirteen-week period decreased 1.7% when compared to the same period last year.

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                                      -2-

Sales for the fiscal year ended January 29, 2005 were $2.7 billion compared to $2.6 billion for the fiscal year ended January 31, 2004. Total sales for fiscal 2004 increased $145.4 million, or 5.6% compared to last year. The Company's same store sales decreased 1.0% for the fiscal year.

Also, like many companies in the retail industry, the Company is also reviewing its accounting for leasing transactions. After consultation with its independent auditors, the Company concluded that it will correct certain errors in its accounting for two types of leasing transactions. First, the Company's statements of cash flows reflected construction allowances received as a reduction of capital expenditures (within "investing" cash flows) rather than as an operating lease activity (within "operating" cash flows). Second, the Company had excluded the build-out period of its stores from its straight line rent expense calculations. Preliminary estimates of such adjustments have been included in the unaudited results discussed above. All necessary corrections and restated financial statements for fiscal 2004, fiscal 2003, and fiscal 2002 are expected to be completed to allow the Company to timely file its Form 10-K.

A reconciliation of Non-GAAP preliminary unaudited results follows:

                                                                    Fourth
                                                                    Quarter            EPS            Fiscal              EPS
                                                                     2004                              2004
                                                                    -------          -------          -------          --------
                                                                              (in millions, except per share amounts)
Non-GAAP preliminary, unaudited net loss                            $  (2.8)         $  (0.08)        $  (3.7)         $  (0.11)

Impairments and other charges (net of
tax):
  Severance accruals                                                   (8.3)            (0.24)           (8.3)            (0.24)
  Write-off of Filene's Basement goodwill                              (6.8)            (0.20)           (6.8)            (0.20)
  Store closing charges                                                (0.9)            (0.03)           (0.9)            (0.03)
  Impairment of store furniture and fixtures                           (0.6)            (0.02)           (1.0)            (0.03)
                                                                    -------          --------         -------          --------
Total special items                                                   (16.6)            (0.49)          (17.0)            (0.50)
                                                                    -------          --------         -------          --------
GAAP preliminary, unaudited net loss                                $ (19.4)         $  (0.57)        $ (20.7)         $  (0.61)
                                                                    =======          ========         =======          ========




"Clearly the estimated results for fiscal 2004 are disappointing," McGrady stated. "However, we have taken positive steps to reduce future costs and are addressing the strengthening of our balance sheet. Closing the two underperforming Value City stores and reducing our workforce will positively impact operations in 2005. We estimate savings of approximately $15 million in fiscal 2005 as a result of the workforce reduction which affected over 900 personnel."

Retail Ventures, Inc. is a leading off-price retailer currently operating 114 Value City Department Stores in the Midwest, mid-Atlantic and Southeastern U.S., 26 Filene's Basement Stores in the Northeast and 175 better-branded DSW Stores in major metropolitan areas and 202 shoe supply locations for non-related retailers in the United States.



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                                      -3-


Certain of RVI's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of the financing to support RVI's current operating initiatives and growth objectives. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in RVI's business, and other risks and uncertainties detailed from time to time in RVI's periodic reports filed with the Securities and Exchange Commission, including RVI's Form 10-K for the year ended January 31, 2004. One or more of these factors may have affected, and could in the future affect, RVI's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate and that the objectives and plans of RVI will be achieved. Issuance of such forward-looking statements should not be regarded as a representation by RVI or any other person. All forward-looking statements made in this press release are based on information presently available to management, and RVI assumes no obligation to update any forward-looking statements.

SOURCE:     Retail Ventures, Inc.

CONTACT:    Jim McGrady
            Chief Financial Officer
            (614) 478-2208